UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 20, 2007

ACORN FACTOR, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

4 West Rockland Road, Montchanin, DE	19710
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1708

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Board Compensation

At a meeting of the Board of Directors of Acorn Factor, Inc. held on September 20, 2007, the Board changed the cash compensation policy for its non-employee directors. Under the new policy, non-employee directors will receive a $40,000 annual cash retainer as well as meeting fees of $1,000 for each board meeting attended.

Additionally, the Board amended the company’s 2006 Stock Option Plan For Non-Employee Directors. Under the amended plan, (i) all incumbent non-employee directors will receive, following the date of the annual meeting, an annual grant of stock options exercisable for 10,000 shares of the company’s common stock, at an exercise price equal to the then fair market value, which options will vest one year after the date of grant, and be exercisable for seven years from the date of grant, and (ii) any newly elected directors will receive a one-time grant of stock options exercisable for 25,000 shares of the company’s common stock, at an exercise price equal to the then fair market value, which options shall vest one third per year, the first third to vest one year following the date of grant, and be exercisable for seven years from the date of grant.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Option Grant to Chief Financial Officer

At a meeting of the Board of Directors of Acorn Factor, Inc. held on September 20, 2007, the company’s Chief Financial Officer, Michael Barth, was granted, under the 2006 Stock Incentive Plan, options to purchase 30,000 shares of the company’s common stock at an exercise price of $3.90 per share. One-third of the options become exercisable on each of the first three anniversaries of the grant date, and the options will expire on September 19, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 26th day of September 2007.

ACORN FACTOR, INC.

By:	/s/ Sheldon Krause
Name: Sheldon Krause
Title: Secretary and General Counsel